Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES FIRST QUARTER 2023 RESULTS

– Net Income Per Fully Diluted Share of $0.04 –

– Core FFO Per Fully Diluted Share of $0.16 –

– $1.1 Billion of Liquidity, No Floating Rate Debt Exposure, No Debt Maturity Until Nov 2024 –

New York, New York, April 26, 2023 – Empire State Realty Trust, Inc. (NYSE: ESRT) is a NYC-focused REIT that owns and manages a well-positioned property portfolio of office, retail, and multifamily assets in Manhattan and the greater New York metropolitan area. Owner of the Empire State Building – the “World’s Most Famous Building” – ESRT also owns and operates its iconic, newly reimagined Observatory Experience that was named the #1 attraction in the US, and #3 in the world, in Tripadvisor’s 2022 Travelers’ Choice Awards: Best of the Best. Today the Company reported its operational and financial results for the first quarter 2023. All per share amounts are on a fully diluted basis, where applicable.

First Quarter and Recent Highlights

•	Net Income of $0.04 per share.

•	Core Funds From Operations (“Core FFO”) of $0.16 per share, which includes a one-time $0.024 straight-line rent receivable reserve.

•	Manhattan office portfolio occupancy increased by 180bps sequentially and 390bps year-over-year. Commercial portfolio is 89.4% leased and Manhattan office is 90.7% leased as of March 31, 2023.

•	Signed 202,057 rentable square feet of new, renewal, and expansion leases.

•

Same-Store Property Cash Net Operating Income (“NOI”) excluding lease termination fees declined 11.4% year-over-year, primarily due to low operating expenses in 1Q22 amid lower building utilization, coupled with a number of one-time cash revenue items in 1Q22 that aggregated ~$3.3 million inclusive of lease modification payments received. Excluding these one-time items in 1Q22, Same-Store Property Cash NOI decline would be 7.0%.

•	Empire State Building Observatory generated $14.3 million of NOI and visitor count increased 65% year-over-year.

•	Repurchased $11.6 million of common stock in the first quarter and through April 25, 2023.

•	Completed the dispositions of retail assets located in Westport, CT in the first quarter and office asset at 500 Mamaroneck in Harrison, NY subsequent to quarter-end.

•

Recent ESG achievements include the 2023 ENERGY STAR Sustained Excellence Award, certification as a 2023 Great Place to Work®, inclusion into the 2023 Bloomberg Gender-Equality Index, the International WELL Building Institute’s (IWBI) Award for Leadership in Implementation, recognition as a Platinum Green Lease Leader for the second consecutive year, and 2023 Better Project and Better Practice awards by the Department of Energy’s Better Buildings Initiative.

Property Operations

As of March 31, 2023, the Company’s property portfolio contained 8.9 million rentable square feet of office space, 0.7 million rentable square feet of retail space and 721 residential units across three multifamily properties, which were occupied and leased as shown below.

	March 31, 2023	December 31, 2022	March 31, 2022
Percent occupied:
Total commercial portfolio	86.7%	85.2%	83.0%
Total office	86.7%	85.1%	82.4%
Manhattan office	87.8%	86.0%	83.9%
GNYMA office[1]	80.6%	80.2%	76.2%
Total retail[2]	86.7%	86.5%	91.1%
Percent leased (includes signed leases not commenced):
Total commercial portfolio	89.4%	88.6%	87.0%
Total office	89.3%	88.3%	86.6%
Manhattan office	90.7%	89.6%	88.6%
GNYMA office[1]	81.6%	80.9%	78.5%
Total retail[2]	90.6%	92.2%	91.5%
Total multifamily portfolio	97.2%	96.3%	97.6%

[1]

“GNYMA office” for the periods ending March 31, 2023 and December 31, 2022 reflects the removal of 383 Main Avenue, Norwalk, CT and 10 Bank Street, White Plains, NY. 500 Mamaroneck, Harrison, NY included in all periods shown as the disposition was not completed until April 2023.

[2]	“Total retail” for the periods ending December 31, 2022 and March 31, 2022 includes the Westport, CT retail assets which were sold in February 2023.

Leasing

The tables below summarize leasing activity for the three months ended March 31, 2023.

Total Portfolio

Total Portfolio	Total Leases Executed	Total square footage executed	Average cash rent psf – leases executed	Previously escalated cash rents psf	% of new cash rent over/under previously escalated rents
Office	18	201,145	$57.11	$54.89	4.1%
Retail	1	912	$39.47	$65.79	(40.0%)
Total Overall	19	202,057	$57.03	$54.94	3.8%

Manhattan Office Portfolio

Manhattan Office Portfolio	Total Leases Executed	Total square footage executed	Average cash rent psf – leases executed	Previously escalated cash rents psf	% of new cash rent over / under previously escalated rents
New Office	13	168,335	$57.42	$54.71	4.9%
Renewal Office	2	14,929	$62.44	$63.90	(2.3%)
Total Office	15	183,264	$57.83	$55.46	4.3%

Observatory Results

For the first quarter of 2023, the Observatory hosted approximately 443,000 visitors, a 65% increase compared to 269,000 visitors in the first quarter of 2022. Observatory revenue for the first quarter of 2023 was $22.2 million and expenses were $7.9 million. Observatory NOI was $14.3 million, an increase of $7.3 million on a year-over-year basis. Notably, first quarter NOI recapture (as % of 2019) was 110%.

Portfolio Transaction Activity

On February 1, 2023, the Company closed on the disposition of its fully leased retail assets located at 69-97 and 103-107 Main Street in Westport, CT at a gross asset valuation of $40 million. Subsequent to quarter-end, on April 5, 2023, the Company closed on the disposition of its office asset at 500 Mamaroneck Avenue in Harrison, NY at a gross asset valuation of $53 million. Proceeds from these dispositions were utilized in a 1031 tax deferral transaction into the 298 Mulberry Street acquisition that was executed in December 2022.

Balance Sheet

The Company had $1.1 billion of total liquidity as of March 31, 2023, which was comprised of $273 million of cash, plus $850 million available under its revolving credit facility. Notably, the quarter-end cash balance does not yet reflect the net proceeds from the $40 million sale of the Westport retail assets and the $53 million sale of 500 Mamaroneck. At March 31, 2023, the Company had total debt outstanding of approximately $2.3 billion, no floating rate debt exposure, and a weighted average interest rate of 3.9% per annum. The weighted average term to maturity was 6.2 years and the Company has no debt maturity until November 2024. At March 31, 2023, the Company’s ratio of net debt to adjusted EBITDA was 5.7x.

Share Repurchase

The Company repurchased $5.7 million of common stock at a weighted average price of $6.10 per share in the first quarter. Subsequent to quarter-end and through April 25, 2023, the Company repurchased $5.9 million of common stock at a weighted average price of $6.12 per share. The stock repurchase program began in March 2020 and through April 25, 2023, approximately $292.2 million has been repurchased at a weighted average price of $8.20 per share.

Dividend

On March 31, 2023, the Company paid a quarterly dividend of $0.035 per share or unit, as applicable, for the first quarter of 2023 to holders of the Company’s Class A common stock (NYSE: ESRT) and Class B common stock and to holders of the Series ES, Series 250 and Series 60 partnership units (NYSE Arca: ESBA, FISK and OGCP, respectively) and Series PR partnership units of Empire State Realty OP, L.P., the Company’s operating partnership (the “Operating Partnership”).

On March 31, 2023, the Company paid a quarterly preferred dividend of $0.15 per unit for the first quarter of 2023 to holders of the Operating Partnership’s Series 2014 private perpetual preferred units and a preferred dividend of $0.175 per unit for the first quarter of 2023 to holders of the Operating Partnership’s Series 2019 private perpetual preferred units.

ESG

Subsequent to quarter-end, the Company announced the achievement of the 2023 ENERGY STAR Sustained Excellence Award, and ESRT was selected as a 2023 Platinum Green Lease Leader, for the second year in a row, by the U.S. Department of Energy’s (DOE) Better Building Alliance and the Institute for Market Transformation. During the quarter, the Company was certified as a 2023 Great Place to Work® in the first year of participation and was included in the 2023 Bloomberg Gender-Equality Index for the second consecutive year. Additionally during the quarter, the Company earned the IWBI Award for Leadership in Implementation and the Mayor’s Office Accelerator Innovator Award and was recognized as a 2023 Better Project and Better Practice awards winner by DOE’s Better Buildings Initiative, recognizing our accomplishments in implementing energy, water, and waste projects at the Empire State Building and our innovative and industry-leading playbook, The Empire Building Playbook: An Owner’s Guide to Low Carbon Retrofits.

The publicly accessible playbook details the Company’s science-based, data driven net zero pathway for the Empire State Building by 2030 and the entire commercial portfolio by 2035 with proven returns on investment. The Empire State Building has reduced carbon emissions by 54% and the commercial portfolio by 43% since 2009. In January 2022, ESRT achieved carbon neutrality through a combination of (i) reduction of operational emissions through building energy-efficiency work, (ii) purchase of wind renewable energy credits for 100% of the commercial portfolio’s electrical usage, and (iii) offset of 100% of fossil fuel usage with the preservation of biodiverse forests. As the Company reduces emissions through operational emissions reduction work, ESRT will offset its fossil fuel emissions through accredited sources until the Company reaches its net zero emissions goals.

2023 Earnings Outlook

The Company currently expects 2023 Core FFO to range between $0.80 to $0.84 per fully diluted share. We have reduced our 2023 Core FFO guidance range by $0.02 to reflect a one-time straight-line rent receivable reserve taken in 1Q23 tied to the accounting treatment for Signature Bank. The Company will recognize future rent collection on a cash basis for the balance of the year. The Company’s current guidance does not include the impact of any significant future lease termination fee income or any unannounced acquisition, disposition or other capital markets activity. Key assumptions are included in the table below.

Key Assumptions	2023 Updated Guidance (April 2023)	2023 Initial Guidance (Feb 2023)	2022 Actual		Comments
Earnings
Core FFO Per Fully Diluted Share	$0.80 to $0.84	$0.82 to $0.86	$ ($	0.90 0.83 ex-lease term fee)	• Update includes impact from straight-line rent receivable reserve in 1Q23 • Includes $0.04 from multifamily assets
Commercial Property Drivers
Commercial Occupancy at year-end	85% to 87%	85% to 87%		85.2%
SS Cash NOI (excluding lease termination fees)	-4% to -6% from 2022	-4% to -6% from 2022		$266M	• Assumes modest revenue growth • Assumes increased building utilization and an ~8% increase in operating expenses and real estate taxes
Observatory Drivers
Observatory NOI	$88M to $96M	$88M to $96M		$75M	• Reflects average quarterly expenses of ~$9M

	Low	High	2022 Actual
Net Income (loss) Attributable to Common Stockholders and the Operating Partnership	$0.15	$0.19	$0.24
Add:
Impairment Charge	—	—
Real Estate Depreciation & Amortization	0.75	0.75	0.78
Less:
Private Perpetual Distributions	0.02	0.02	0.02
Gain on Disposal of Real Estate, net	0.12	0.12	0.13

FFO Attributable to Common Stockholders and the Operating Partnership	$0.77	$0.81	$0.87
Add:
Amortization of Below Market Ground Lease	0.03	0.03	0.03

Core FFO Attributable to Common Stockholders and the Operating Partnership	$0.80	$0.84	$0.90

The estimates set forth above may be subject to fluctuations as a result of several factors, including continued impacts of pandemics on our business and our market, our ability to complete planned capital improvements in line with budget, costs of integration of completed acquisitions, costs associated with future acquisitions or other transactions, straight-line rent adjustments and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Investor Presentation Update

The Company has posted on the “Investors” section of ESRT’s website the latest investor presentation, which contains additional information on its businesses, financial condition and results of operations.

Webcast and Conference Call Details

Empire State Realty Trust, Inc. will host a webcast and conference call, open to the general public, on Thursday, April 27, 2023 at 12:00 pm Eastern time.

The webcast will be accessible on the “Investors” section of ESRT’s website. To listen to the live webcast, go to the site at least five minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic callers or 1-201-493-6780.

Starting shortly after the call until May 4, 2023, a replay of the webcast will be available on the Company’s website, and a dial-in replay will be available by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13732462.

The Supplemental Report and Investor Presentation are additional components of the quarterly earnings announcement and are now available on the “Investors” section of ESRT’s website.

The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.esrtreit.com, as a means to disclose material nonpublic information and to comply with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT) is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the iconic Empire State Building – “the World’s Most Famous Building” – and the newly reimagined Empire State Building Observatory that was named #1 attraction in the US, and #3 in the world, in Tripadvisor’s 2022 Travelers’

Choice Awards: Best of the Best. The company is a leader in healthy buildings, energy-efficiency, and indoor environmental quality and has the lowest greenhouse gas emissions per square foot of any publicly traded REIT portfolio in New York City. As of March 31, 2023, ESRT’s portfolio is comprised of approximately 8.9 million rentable square feet of office space, 718,000 rentable square feet of retail space and 721 residential units across three multifamily properties. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, Twitter and LinkedIn.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) economic, market, political and social impact of, and uncertainty relating to, any pandemic; (ii) a failure of conditions or performance regarding any event or transaction described herein, (iii) resolution of legal proceedings involving the company; (iv) reduced demand for office, multifamily or retail space, including as a result of changes in the use of office space and remote work; (v) changes in our business strategy; (vi) changes in technology and market competition that affect utilization of our office, retail, observatory, broadcast or other facilities; (vii) changes in domestic or international tourism, including due to health crises and pandemics, geopolitical events, including global hostilities, currency exchange rates, and/or competition from recently opened observatories in New York City, any or all of which may cause a decline in Observatory visitors; (viii) defaults on, early terminations of, or non-renewal of, leases by tenants; (ix) increases in the company’s borrowing costs as a result of changes in interest rates and other factors, including the current phasing out of LIBOR; (x) declining real estate valuations and impairment charges; (xi) termination of our ground leases; (xii) changes in our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due and potential limitations on our ability to borrow additional funds in compliance with drawdown conditions and financial covenants; (xiii) decreased rental rates or increased vacancy rates; (xiv) our failure to execute any newly planned capital project successfully or on the anticipated timeline or budget; (xv) difficulties in identifying and completing acquisitions; (xvi) risks related to any development project (including our Metro Tower potential development site); (xvii) impact of changes in governmental regulations, tax laws and rates and similar matters; (xviii) our failure to qualify as a REIT; (xix) environmental uncertainties and climate- related risks, adverse weather conditions, rising sea levels and natural disasters; (xx) incurrence of taxable capital gain on disposition of an asset due to failure of use or compliance with a 1031 exchange program; and (xxi) accuracy of our methodologies and estimates regarding ESG metrics and goals, tenant willingness and ability to collaborate in reporting ESG metrics and meeting ESG goals, and impact of governmental regulation on our ESG efforts. For a further discussion of these and other factors that could impact the Company’s future results, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to update or revise publicly any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes after the date of this press release, except as required by applicable law. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact: Investors and Media

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@esrtreit.com

Empire State Realty Trust, Inc.

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues
Rental revenue	$140,091	$147,514
Observatory revenue	22,154	13,241
Lease termination fees	—	1,173
Third-party management and other fees	427	310
Other revenue and fees	1,950	1,796

Total revenues	164,622	164,034
Operating expenses
Property operating expenses	42,044	38,644
Ground rent expenses	2,331	2,331
General and administrative expenses	15,708	13,686
Observatory expenses	7,855	6,215
Real estate taxes	31,788	30,004
Depreciation and amortization	47,408	67,106

Total operating expenses	147,134	157,986

Total operating income	17,488	6,048
Other income (expense):
Interest income	2,595	149
Interest expense	(25,304)	(25,014)
Gain on sale of property	15,696	—

Income (loss) before income taxes	10,475	(18,817)
Income tax benefit	1,219	1,596

Net income (loss)	11,694	(17,221)
Net (income) loss attributable to noncontrolling interests:
Noncontrolling interest in the Operating Partnership	(4,168)	6,919
Noncontrolling interests in other partnerships	43	63
Preferred unit distributions	(1,050)	(1,050)

Net income (loss) attributable to common stockholders	$6,519	$(11,289)

Total weighted average shares
Basic	161,339	169,731

Diluted	265,197	273,759

Earnings per share attributable to common stockholders
Basic	$0.04	$(0.07)

Diluted	$0.04	$(0.07)

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations (“FFO”),

Modified Funds From Operations (“Modified FFO”) and Core Funds From Operations (“Core FFO”)

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$11,694	$(17,221)
Noncontrolling interests in other partnerships	43	63
Preferred unit distributions	(1,050)	(1,050)
Real estate depreciation and amortization	46,024	65,414
Gain on sale of property	(15,696)	—

FFO attributable to common stockholders and Operating Partnership units	41,015	47,206
Amortization of below-market ground leases	1,958	1,958

Modified FFO attributable to common stockholders and Operating Partnership units	42,973	49,164

Core FFO attributable to common stockholders and Operating Partnership units	$42,973	$49,164

Total weighted average shares and Operating Partnership units
Basic	264,493	273,759

Diluted	265,197	273,759

FFO per share
Basic	$0.16	$0.17

Diluted	$0.15	$0.17

Modified FFO per share
Basic	$0.16	$0.18

Diluted	$0.16	$0.18

Core FFO per share
Basic	$0.16	$0.18

Diluted	$0.16	$0.18

Empire State Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	March 31, 2023	December 31, 2022
Assets
Commercial real estate properties, at cost	$3,553,290	$3,551,449
Less: accumulated depreciation	(1,162,923)	(1,137,267)

Commercial real estate properties, net	2,390,367	2,414,182

Assets held for sale	35,980	35,538
Cash and cash equivalents	272,648	264,434
Restricted cash	108,183	50,244
Tenant and other receivables	23,879	24,102
Deferred rent receivables	238,842	240,188
Prepaid expenses and other assets	57,891	98,114
Deferred costs, net	182,367	187,570
Acquired below market ground leases, net	327,115	329,073
Right of use assets	28,612	28,670
Goodwill	491,479	491,479

Total assets	$4,157,363	$4,163,594

Liabilities and equity
Mortgage notes payable, net	$882,142	$883,705
Senior unsecured notes, net	973,714	973,659
Unsecured term loan facility, net	388,901	388,773
Accounts payable and accrued expenses	71,605	80,729
Acquired below market leases, net	16,581	17,849
Ground lease liabilities	28,612	28,670
Deferred revenue and other liabilities	76,769	76,091
Tenants’ security deposits	35,111	25,084
Liabilities related to assets held for sale	6,862	5,943

Total liabilities	2,480,297	2,480,503
Total equity	1,677,066	1,683,091

Total liabilities and equity	$4,157,363	$4,163,594